LETTER OF CLARIFICATION

      The undersigned are parties to a Separation Agreement and Release (the "Separation Agreement") entered into on March 15, 2007, and are exchanging this letter agreement to clarify their mutual expectations as set forth herein. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Separation Agreement.

      1. Clarification. The Separation Agreement provides for the termination of Executive's employment by the Company and his resignation from its Board of Directors in return for consideration provided therein. By their signatures below the parties confirm that due to a scrivener's error there were omitted from the Separation Agreement provisions to the effect that: notwithstanding the terms and conditions of the Separation Agreement, during the period commencing on the Execution Date and ending May 31, 2011, Executive (i) shall make himself available from time to time for consultations with members of the Board and senior management of the Company regarding the business and affairs of the Company, potential acquisitions and strategic alliances, expansion and other business opportunities, (ii) shall make himself available once each calendar quarter for meetings to be held in Manhattan, New York, with one or more members of the Board of the Company to review the Company's strategic plan, (iii) at the request of the Company and for such additional compensation in the nature of a finder's fee as may be agreed, shall introduce the Company to institutional sources of capital and institutions interested in acquiring shares of the Company and (iv) at the request of the Company and for such additional compensation in the nature of a headhunter's fee as may be agreed, introduce to the Company executives who may be suitable for positions as members of management of the Company. It is understood that the consultations required of Executive shall be provided primarily by telephone at times convenient to Executive and the Company acknowledges that its requests for consultations cannot interfere with Executive's other obligations. It is further understood that unless the Consultant otherwise consents, the Company shall not provide the Consultant confidential information regarding the business and affairs of the Company that would prohibit the Consultant from trading in the Company's securities.


      2. Notices. All notices provided for in this Letter Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission, if confirmed by mail as provided in this Section 2. Notices shall be deemed to have been received on the date of personal delivery or facsimile or, if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing. Notices shall be sent to the following addresses:

      To the Company:
      GALES INDUSTRIES INCORPORATED.
      1470 North Clinton Avenue
      Bay Shore, NY 11706
      Facsimile: (631) 968 5377
      Attention: Louis Giusto

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      With a copy to:
      Eaton & Van Winkle LLP
      3 Park Avenue, 16th Floor
      New York, NY 10016-2078
      Facsimile: 212-779-9928
      Vincent J. McGill, Esq.

      To Mr. Gales:
      Michael A. Gales
      333 East 66th Street
      New York, New York 10022

      With a copy to:
      Sayid and Associates LLP
      408 West 57th Street, Suite 8 E
      New York, New York 10019
      Attention: M. David Sayid

      or to such other address as any party shall designate in the manner provided in this Section 2.

      3. Miscellaneous. This Letter Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supercedes any and all prior or contemporaneous oral and prior written agreements and understandings. Notwithstanding the foregoing, in the event of any conflict between the terms of this Letter Agreement and the terms of the Separation Agreement, the terms of the Separation Agreement shall govern. Further, any breach of the terms of this Agreement shall not vitiate the releases provided in the Separation Agreement nor entitle either party to withhold any of the consideration provided for therein. This Letter Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Letter Agreement.

      4. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Each party hereby consents to the exclusive jurisdiction of the Federal and state courts situated in New York County, New York in connection with any action arising out of or based upon this Agreement and the transactions contemplated by this Agreement.

      5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective personal representatives, successors and permitted assigns. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that as so interpreted each of the parties continue to receive the benefit of the bargain contemplated hereby.

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      6. Future Assurances. Each party shall, without payment of any additional consideration by any other party, at any time on or after the date hereof take such further action and execute such other and further documents and instruments as the other party may request in order to provide the other party with the benefits of this Letter Agreement.

      7. Captions; Gender. The captions and headings contained herein are solely for convenience and reference and do not constitute a part of this Agreement. All references to any gender shall be deemed to include the masculine, feminine or neuter gender, the singular shall include the plural and the plural shall include the singular.

      8. Status. Simultaneously herewith counsel to the Company is delivering to you a letter with respect to your status as an affiliate of the Company which letter is incorporated herein by reference.

      9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

      IN WITNESS WHEREOF, the parties have executed this Letter of Clarification as of May 11, 2007.

                                             Gales Industries Incorporated


By: /s/ Michael Gales                            By: /s/ Peter Rettaliata
    ---------------------------                      ---------------------------
        Michael Gales                                Peter Rettaliata
                                                     President